Exhibit 1.01

Conflict Minerals Report
Calix, Inc.
For the Year Ended December 31, 2025

This Conflict Minerals Report (“CMR”) is provided to comply with Rule 13p-1 of the Securities Exchange Act of 1934, as amended, for Calix, Inc. (“Calix”) for the calendar year ended December 31, 2025. Rule 13p-1, as implemented by the Securities and Exchange Commission (“SEC”), imposes reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”). Rule 13p-1 applies to SEC registrants whose manufactured products contain conflict minerals, other than conflict minerals sourced solely from recycled or scrap sources. Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten and gold, referred to as 3TG.

If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (together with the DRC, the “Covered Countries”), or a registrant is unable to determine the country of origin of those conflict minerals, then the Act requires that the registrant exercise due diligence on the source and chain of custody of those conflict minerals.

Overview

Calix is a leading global provider of cloud and software platforms, systems and services that focus on the access network, the portion of the network that governs available bandwidth and determines the range and quality of services that can be offered to subscribers. Calix’s cloud and software platforms enable communication service providers to provide a wide range of revenue-generating services, from basic voice and data to advanced broadband services, over legacy and next-generation access networks. Calix primarily relies upon third-party manufacturing partners to manufacture its hardware devices, including the purchase of components or materials that may contain smelted or refined minerals and the purchase of raw ore or minerals. As a result of this third-party manufacturing model, Calix is several levels removed from the purchase of raw ore and minerals, and the mining of conflict minerals. These purchases are made by Calix’s third-party manufacturers’ sub-tier suppliers.

For purposes of Rule 13p-1, Calix engaged a third-party vendor to assist with survey efforts and outreach with our third-party manufacturing partners. This process included researching whether suppliers upstream in Calix’s supply chain utilized conflict minerals in the manufacture of products for Calix, and, if so, the origin of those conflict minerals. Because Calix relies upon third-party manufacturing partners to source for and produce its products, in most cases, Calix has no visibility into the upstream suppliers and does not control the supplier sourcing decisions. In selecting manufacturing partners, Calix requires partners to regularly engage with and assess their supplier base to evaluate the components and materials used to produce Calix products.

Based on information obtained during this survey process for our manufacturing partners in 2025, Calix identified that some components and materials that are included in Calix products contain conflict minerals.

Reasonable Country of Origin Inquiry

In order to perform a reasonable country of origin inquiry (“RCOI”), Calix and its third party vendor, worked directly with Calix’s direct suppliers and third-party manufacturers to conduct surveys of their direct supplier base to determine whether the conflict minerals contained in components of Calix products originated from the Covered Countries. This survey was conducted using the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”), and included inquiries related to the facilities used to process conflict minerals, a supplier’s commitment and processes to support conflict free sourcing and the smelters and refiners used.

For 2025, surveys were distributed to approximately 156 suppliers with a response rate of 98%.

Based on the RCOI described above, we have reason to believe that some of the components used in the manufacture of our products in 2025 contained conflict minerals that may have originated from the Covered Countries and may not have been sourced solely from recycled or scrap sources.

Supply Chain Due Diligence and Assessment

Based on the RCOI, and as contemplated by Rule 13p-1, we undertook due diligence on the source and chain of custody of the conflict minerals contained in Calix products. Our due diligence process is structured in accordance with the five-step framework of the Organization for Economic Co-operation and Development (“OECD”) in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from High-Risk Areas: Second Edition, OECD Publishing (“OECD Guidance”) and the related Supplements for 3TG.

Based on our RCOI for 2025, there were approximately 341 smelters and refiners that were identified by suppliers as a potential source of conflict minerals. Based on supplier declarations in CMRT responses and information provided by our third-party vendor, approximately 82 of those smelters and refiners were identified as facilities that may source conflict minerals originating from the Covered Countries. This identification was primarily based on supplier declarations within the CMRT and information made available by our third-party vendor, including reference materials used in the ordinary course of the diligence process.

In accordance with the OECD Guidance and related Supplements, Calix conducted further due diligence on its supply chain to assess the source and chain of custody of the conflict minerals, including taking the following actions:

•Collection of conflict minerals information from the supply chain utilizing the CMRT.
•Reviews of supplier, smelter and refinery information in CMRT responses for plausibility, consistency and completeness. Where responses appeared inconsistent or incomplete, we conducted follow-up with suppliers to request clarification. Calix, with the assistance of its third-party vendor, revised supplier-reported smelter information for consistency and compared reported facilities against information made available through the Responsible Minerals Initiative and other reference sources used in the ordinary course of our conflict minerals diligence process.
•Follow-up efforts with suppliers for information about identified smelters and refiners.
•Engagement with suppliers for further conflict minerals reporting upstream through the supply chain, including discussions intended to encourage more granular upstream reporting and data sharing.
•Review whether identified smelters and refiners, who were identified as a source of conflict minerals originating from the Covered Countries, are listed as participating in the Responsible Minerals Assurance Process (“RMAP”) operated by the RMI or otherwise verified as conflict free by industry recognized programs used in the ordinary course of conflict minerals diligence.
•Conduct supplier outreach as recommended and in support of RMI initiatives, particularly for non-responding suppliers

Based on supplier responses and information made available by the Responsible Minerals Initiative as of the date of our review, 69 of the 82 smelters and refiners identified above were confirmed as listed by RMI as conformant, active or eligible smelters and refiners. The remaining 13 smelters and refiners were listed by RMI as non-conformant, or unable to proceed, indicating their audit had been paused due to incomplete information.

Based on the information provided by our suppliers as of May 18, 2026, we believe that the facilities in the Covered Countries that may have been used to process the conflict minerals in our products include the smelters and refiners listed in Appendix I to this CMR. Note that this list is likely to be both incomplete and over-inclusive of facilities in our supply chain. We are dependent on our third-party manufacturing partners to identify the smelters and refiners in our supply chain. Although we request suppliers to provide information specific to the parts, components and products provided to us, most responses submitted are at a company-level and not specific to our supply chain. This can result in the inclusion of smelters in Appendix I that may not be directly tied to components in Calix products, making the list over-inclusive. We continue to encourage our manufacturing partners to provide more granular, product-specific data. In addition, many suppliers are disclosing that they have not yet completed their own due diligence and are unable to disclose a complete list of smelters and refiners. Pursuant to Rule 13p-1, this CMR is not subject to an independent private sector audit.

Ongoing Risk Management and Mitigation

In response to supplier reports identifying smelters that were listed as non-conformant or “review cannot proceed”, Calix conducted additional supplier outreach to seek clarification regarding potential use of such facilities in materials supplied for Calix products. Calix intends to continue engaging with relevant suppliers regarding their due diligence efforts and, where appropriate, to consider additional risk mitigation measures.

We intend to continue our work with our manufacturing partners and suppliers to improve response rates to our conflict minerals surveys, including through direct and indirect outreach efforts, and to improve awareness upstream in the supply chain. Our objective is to increase the percentage of product-specific CMRT responses, in order to improve visibility into our direct supply chain. We will continue to engage with suppliers who provide company-level data to help them develop more precise reporting. We also expect to further refine conflict minerals assessments and inquiries as part of our supplier and manufacturer partner evaluation processes. This refinement may include additional supplier engagement and other risk-based measures intended to improve the quality of supplier reporting and due diligence.

A copy of this CMR is also available on Calix’s Investor Relations website at: https://investor-relations.calix.com under Governance – Governance Documents.

Forward-Looking Statements

Statements made in this report that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations and assumptions about our business and operations and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include the effect of changes in laws and regulations, economic, market and business conditions, the performance and operations of third-party partners and suppliers, availability of critical components and materials, uncertainty regarding supplier compliance with conflict minerals due diligence requirements, potential changes to international sanctions regimes affecting smelter conformance status, and evolving regulatory requirements under SEC Rule 13p-1 or similar international regulation and other risks as described in our Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC. Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. We assume no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

Appendix I

Smelter ID	Smelter Name	Metal	Smelter Country
CID000004	A.L.M.T. Corp.	Tungsten	Japan
CID003185*	African Gold Refinery	Gold	Uganda
CID003427	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Tungsten	Brazil
CID000041	Almalyk Mining and Metallurgical Complex (AMMC)	Gold	Uzbekistan
CID001076	AMG Brasil	Tantalum	Brazil
CID000058	AngloGold Ashanti Corrego do Sitio Mineracao	Gold	Brazil
CID000920	Asahi Refining USA Inc.	Gold	United States of America
CID000090	Asaka Riken Co., Ltd.	Gold	Japan
CID002502	Asia Tungsten Products Vietnam Ltd.	Tungsten	Vietnam
CID002850	AU Traders and Refiners	Gold	South Africa
CID002773	Aurubis Beerse	Tin	Belgium
CID000185	CCR Refinery - Glencore Canada Corporation	Gold	Canada
CID000258	Chongyi Zhangyuan Tungsten Co., Ltd.	Tungsten	China
CID002504	D Block Metals, LLC	Tantalum	United States of America
CID002561	Emirates Gold DMCC	Gold	United Arab Emirates
CID000460	F&X Electro-Materials Ltd.	Tantalum	China
CID002515	Fidelity Printers and Refiners Ltd.	Gold	Zimbabwe
CID002315	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Tungsten	China
CID000555	Gejiu Zili Mining And Metallurgy Co., Ltd.	Tin	China
CID002558	Global Advanced Metals Aizu	Tantalum	Japan
CID002557	Global Advanced Metals Boyertown	Tantalum	United States of America
CID000568	Global Tungsten & Powders LLC	Tungsten	United States of America
CID000291	Guangdong Rising Rare Metals-EO Materials Ltd.	Tantalum	China
CID002541	H.C. Starck Tungsten GmbH	Tungsten	Germany
CID000694	Heimerle + Meule GmbH	Gold	Germany
CID000773	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	Gold	China
CID002649	Hydrometallurg, JSC	Tungsten	Russian Federation
CID000814	Istanbul Gold Refinery	Gold	Turkey
CID002551	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Tungsten	China
CID000855	Jiangxi Copper Co., Ltd.	Gold	China
CID002317	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Tungsten	China
CID000914	JiuJiang JinXin Nonferrous Metals Co., Ltd.	Tantalum	China
CID000917	Jiujiang Tanbre Co., Ltd.	Tantalum	China
CID002506	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Tantalum	China
CID003497	K.A. Rasmussen	Gold	Norway
CID002539	KEMET de Mexico	Tantalum	Mexico
CID000966	Kennametal Fallon	Tungsten	United States of America
CID002762	L'Orfebre S.A.	Gold	Andorra
CID003387	Luna Smelter, Ltd.	Tin	Rwanda
A-1

Smelter ID	Smelter Name	Metal	Smelter Country
CID002468	Magnu's Minerais Metais e Ligas Ltda.	Tin	Brazil
CID002548	Materion Newton Inc.	Tantalum	United States of America
CID001149	Metalor Technologies (Hong Kong) Ltd.	Gold	China
CID001153	Metalor Technologies S.A.	Gold	Switzerland
CID004065	Mining Minerals Resources SARL	Tin	Congo, Democratic Republic of the
CID001188	Mitsubishi Materials Corporation	Gold	Japan
CID001192	Mitsui Mining and Smelting Co., Ltd.	Tantalum	Japan
CID001352	MKS PAMP SA	Gold	Switzerland
CID002509	MMTC-PAMP India Pvt., Ltd.	Gold	India
CID002573	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Tin	Vietnam
CID001259	Nihon Material Co., Ltd.	Gold	Japan
CID001277	Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum	China
CID001200	NPM Silmet AS	Tantalum	Estonia
CID001326	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Gold	Russian Federation
CID001386	Prioksky Plant of Non-Ferrous Metals	Gold	Russian Federation
CID003324	QG Refining, LLC	Gold	United States of America
CID001512	Rand Refinery (Pty) Ltd.	Gold	South Africa
CID002706	Resind Industria e Comercio Ltda.	Tin	Brazil
CID002973	Safimet S.p.A	Gold	Italy
CID001555	Samduck Precious Metals	Gold	Korea, Republic of
CID001916	Shandong Gold Smelting Co., Ltd.	Gold	China
CID001769	Solikamsk Magnesium Works OAO	Tantalum	Russian Federation
CID003383	Sovereign Metals	Gold	India
CID003153	State Research Institute Center for Physical Sciences and Technology	Gold	Lithuania
CID002756	Super Ligas	Tin	Brazil
CID001869	Taki Chemical Co., Ltd.	Tantalum	Japan
CID002544	TANIOBIS Co., Ltd.	Tantalum	Thailand
CID002545	TANIOBIS GmbH	Tantalum	Germany
CID002549	TANIOBIS Japan Co., Ltd.	Tantalum	Japan
CID002542	TANIOBIS Smelting GmbH & Co. KG	Tungsten	Germany
CID002550	TANIOBIS Smelting GmbH & Co. KG	Tantalum	Germany
CID001891	Telex Metals	Tantalum	United States of America
CID001898	Thaisarco	Tin	Thailand
CID001969	Ulba Metallurgical Plant JSC	Tantalum	Kazakhstan
CID002003	Valcambi S.A.	Gold	Switzerland
CID002015	VQB Mineral and Trading Group JSC	Tin	Vietnam
CID002036	White Solder Metalurgia e Mineracao Ltda.	Tin	Brazil
CID002044	Wolfram Bergbau und Hutten AG	Tungsten	Austria
CID002320	Xiamen Tungsten (H.C.) Co., Ltd.	Tungsten	China
CID002082	Xiamen Tungsten Co., Ltd.	Tungsten	China
A-2

Smelter ID	Smelter Name	Metal	Smelter Country
CID000616	XIMEI RESOURCES (GUANGDONG) LIMITED	Tantalum	China
CID002129	Yokohama Metal Co., Ltd.	Gold	Japan
CID000197	Yunnan Copper Industry Co., Ltd.	Gold	China
* Certain supplier responses identified CID003185 - African Gold Refinery Limited (“AGR”) as a potential processing facility in Calix’s supply chain during calendar year 2025. AGR was designated as a Specially Designated National by the U.S. Department of Treasury’s Office of Foreign Assets Control on March 17, 2022, pursuant to Executive Order 13413, and is no longer listed on RMI’s RMAP Conformant list. While Calix is a downstream user of 3TG, Calix does not source directly from, and has identified no direct transactions or contractual relationships with, AGR. Due diligence inquiries have been conducted, but the presence of AGR-processed material in Calix’s products could not be definitively determined.

A-3